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                                                                  EXHIBIT 3.2(d)



                         AMENDMENT NO. 3 TO BY-LAWS OF
                        MARQUETTE MEDICAL SYSTEMS, INC.

                           (As Adopted June 24, 1997)


          Effective as of August 13, 1997, the first sentence of Section 2 of
     Article III of the Corporation's By-Laws be amended to read as follows:

          "The number of directors of the Corporation shall be six (6)."